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                                                                    Exhibit 14.1

                              DIEBOLD, INCORPORATED

                             Business Ethics Policy

                          (Amended as of June 2, 2004)

         The following Policy describes certain policies and protocols concerning Diebold, Incorporated's business ethics and conduct. These policies apply not only to Diebold, Incorporated but also to those domestic and international companies in which Diebold, Incorporated owns or controls a majority interest. All of these entities are collectively referred to in this Policy as the "Company." All board directors, officers and employees should read this Policy in its entirety. Although not every Company policy, rule or standard is listed here, this Policy does describe certain responsibilities that board directors, officers and employees have to the Company, to each other and to the Company's global partners and communities.

         Many questions concerning business ethics and conduct are answered in this Policy although some may not be. Any questions concerning this Policy should be directed to a Company supervisor, manager, Human Resources representative or to the Company's Legal Department.


1. Integrity

The Company conducts all business with uncompromising integrity and the highest ethical standards. It is our intent to be a good corporate citizen in all communities in which we operate.

Every board director, officer and employee is required to understand and comply with this Policy. Also, every board director, officer and employee must exercise sound judgment in all matters involving business ethics and integrity and to refrain from any conduct that could be questionable, or appears to be questionable, on ethical grounds.

2. Compliance with Applicable Laws

As a global enterprise, Diebold, Incorporated understands that there are many differing economic, political and legal philosophies and forms of government throughout the world. Diebold, Incorporated acknowledges the wide diversity that exists among the social customs and cultural and legal traditions of the many countries in which the Company operates. Accordingly, all board directors, officers and employees must follow all applicable national and international laws, regulations and company policies that govern their work. These laws and regulations may differ depending on the country or state in which the Company conducts its business. Because Diebold, Incorporated is a U.S. based company, some U.S. laws, such as the U.S. Foreign Corrupt Practices Act (FCPA), as well as laws and regulations about boycotts and import and export activities, apply to its activities both inside and outside of the U.S.

3. Confidential Information

Every board director, officer and employee is prohibited from using or revealing outside of the Company, without proper authorization, any confidential information regarding the Company or other parties, such as customers or suppliers, possessed by the Company. Such confidential information may include, but is not limited to, the Company's strategies, plans, actions, forecasts, sales and earnings, financial condition, new contracts, discoveries, products, processes, trade secrets and similar proprietary, intellectual property and corporate data.



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4. Conflicts of Interest

The term "conflict of interest" describes any circumstance that could cast doubt on the ability of a board director, officer or employee to act objectively regarding the interests of the Company. Therefore, all board directors, officers and employees or any members of their immediate family are expected to avoid any circumstances including, but not limited to, investments, employment or consulting arrangements, and the receipt of gifts which could in any way affect their actions, or appear to affect their actions, on behalf of the Company's best interests.

5. Accounting and Recordkeeping

The Company's financial statements and the books and records on which they are based must accurately reflect all corporate transactions. All receipts and disbursements of corporate funds must be properly recorded on our books. In addition, our records must disclose the nature and purpose of corporate transactions. One of the duties of the Company's internal auditors and independent outside auditors is to ensure that this requirement is strictly followed. The Company will cooperate fully with its auditors. Under no circumstances will a board director, officer or employee withhold information from them.

6. Public Reporting


Diebold, Incorporated is a publicly traded company and as a result, files reports and other documents with the U.S. Securities and Exchange Commission
(SEC) and the stock exchanges on which our securities trade. Diebold, Incorporated will endeavor to make full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in our press releases and public communications. Diebold, Incorporated requires cooperation and open communication with its internal and outside auditors. It is illegal to take any action to fraudulently influence, coerce, manipulate, or mislead any internal or external auditor engaged in the performance of an audit of Diebold, Incorporated's financial statements. The laws and regulations applicable to filings made with the SEC, including those applicable to accounting matters, are complex. While the ultimate responsibility for the information included in these reports rests with senior management of Diebold, Incorporated, numerous other board directors, officers and employees participate in the preparation of these reports or provide information included in these reports. Diebold, Incorporated maintains disclosure controls and procedures to ensure that the information included in the reports and documents filed with, or submitted to, the SEC is collected and communicated to senior management of Diebold, Incorporated, in order to permit timely disclosure of the required information. Board directors, officers and employees who are requested to provide, review or certify information in connection with applicable disclosure controls and procedures must provide the requested information or otherwise respond in a full, accurate and timely manner.


7. Gifts and Entertainment

No offer or payment of any gift, loan or gratuity is to be made or received, either directly or indirectly, to or from any business or government entity or any employee of such in exchange for, or otherwise in an attempt to procure business for, or influence business with, the Company. Gifts and entertainment may be used or received if they are of limited value, are customary in the situation, are permitted under applicable domestic and international laws and regulations and their public disclosure would not embarrass the Company.

8. Securities Transactions - Insider Trading

Material "inside" or non-public information can affect the market price and investor decisions about Diebold, Incorporated's securities. There will be times when important confidential information is known to some board directors, officers or employees which has not been publicly released. In those cases, such information must be held in strict confidence. Certain rules and regulations of the SEC and the New York Stock Exchange (NYSE) forbid board directors, officers

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or employees who have material inside information to buy or sell Diebold,
Incorporated securities until the information has been released to the public and enough time has passed to allow investor reaction. Questions concerning the purchase or sale of Diebold, Incorporated securities should be directed to the Company's Legal Department.

9. Use of Assets or Services

All board directors, officers and employees must protect the Company's assets and ensure their efficient use. Every board director, officer and employee is prohibited from using any funds or other assets of the Company, or providing any services, for any purpose, which is unauthorized by the Company or violates any applicable domestic and international laws and regulations. No undisclosed or unrecorded funds or assets of the Company shall be established for any purpose. All board directors, officers and employees should be alert to any situation that could lead to the loss, misuse or theft of the Company's assets and report any abuses or concerns.

10. Political Contributions

Board directors, officers and employees may participate in the political process, including voluntary contributions to candidates or parties and issues or causes of their choice.

However, in recognition of the necessity for strict neutrality concerning political candidates and issues, the chief executive officer, president, and chief financial officer of Diebold, Incorporated and those Diebold, Incorporated executives identified by the Company as responsible for the oversight of its election systems companies, as well as all employees of those companies, may not make contributions to, directly or indirectly, any political candidate, party, election issue or cause, or participate in any political activities, except for voting. This prohibition regarding political activities and contributions applies to U.S. and Canadian election systems businesses, and only to the extent permitted under applicable law.

Also, no contributions from Company funds, or use of Company facilities or equipment, are to be made to or permitted for use by, directly or indirectly, any political candidates, organizations or causes unless permissible under applicable law and approved by the Company's Contributions Committee and by the Company's Legal Department.

11. Harassment-Free Workplace

Every board director, officer and employee is responsible for assuring that the workforce and work environment are free from discrimination, harassment or other inappropriate conduct, as more fully described in the Company's Harassment-Free Workplace Policy applicable to these individuals. The Company will not tolerate any offensive or inappropriate behavior including, but not limited to, behavior that is based on sex, race, age, religion, national origin, disability, veteran status, or any other status protected by applicable domestic and international laws and regulations. The Harassment-Free Workplace Policy addresses such improper conduct and the confidential procedures available to those who wish to bring such complaints to the attention of the Company.


12. Investor and Media Relations

Diebold, Incorporated values its relationships with the investment community and the media. Investor and media relations are the responsibility of the Global Communications and Investor Relations Department. All information provided to the investment community and all statements to others, such as the media, magazines, industry publications, etc. or responses to inquiries from these sources shall be the responsibility of the Global Communications and Investor Relations Department. No board director, officer or employee is permitted to provide information to the investment community or make statements to the media on behalf of the Company unless so authorized by Diebold, Incorporated's Chairman of the Board, its Chief Financial Officer or its Global Communications and Investor Relations Department. Further, except as otherwise permitted under applicable law, discussion of the Company including, but not limited to, its



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products, finances, financial projections or speculation, status of internal programs, etc., in Internet chat rooms is not permitted, whether or not a posting has been identified as coming from a board director, officer or employee.

13. Drugs and Alcohol

The Company prohibits possessing, using, distributing or being under the influence of illegal drugs on Company property or while working. This includes the improper use of prescription drugs. The possession or use of alcohol while working or on Company property is also prohibited unless approved by the company. This prohibition does not apply to the reasonable and responsible consumption of alcohol at Company-sponsored events or meetings where the consumption of alcohol is permitted or while entertaining current or potential customers, suppliers or vendors. These responsibilities regarding drugs and alcohol are more fully described in the Company's drug and alcohol policy.

14. Equal Opportunity

The Company provides equal employment opportunities to all employees and job applicants. The Company and its board directors, officers and employees will not unlawfully discriminate against other board directors, officers, employees, or applicants on the basis of race, color, religion, sex, age, national origin, disability, citizenship, veteran status, or any other status protected by applicable domestic and international laws and regulations.


15. Compliance and Investigation

Every board director, officer and employee is required to comply with this Policy and any other company policy or procedure, and to immediately report any known or suspected violation. Failure to do so will subject a board director, officer or employee to disciplinary action, up to and including termination of employment or service, or such other action as may be appropriate under the circumstances, subject to applicable domestic and international laws, regulations and collective agreements.


Any board director, officer or employee who has questions about this Policy or who needs to report a known or suspected violation should do one of the following:


     - Contact a Company Representative. Supervisors, managers and Human Resources can help determine how compliance matters should be handled.


     - Contact the Chief Ethics Compliance Officer. The Company's Chief Ethics Compliance Officer is the Vice President and General Counsel of the Company. The Chief Ethics Compliance Officer is obligated to determine how a matter should be handled.


     - Contact ETHICSPOINT. Report the matter to ETHICSPOINT, the Company's third party complaint reporting administrator. ETHICSPOINT is available via the World Wide Web at http://www.ethicspoint.com to allow employees and other individuals a means to report potential wrongdoing. ETHICSPOINT users have the option of remaining anonymous and reporting matters confidentially to ETHICSPOINT. ETHICSPOINT also operates a toll-free confidential hotline call center that is available 24 hours a day, seven days a week. The ETHICSPOINT hotline call center can be reached:

              -   From U.S. and Canada: Dial 1-866-ETHICSP (1-866-384-4277)

              - From outside of U.S. and Canada: Dial your toll-free country number found on the ETHICSPOINT International Hotline List provided by the Company.


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The Company will fully investigate any suspected violation of this Policy, including violations reported via ETHICSPOINT. The Company must, however, be given sufficient information to enable it to conduct a thorough investigation. All board directors, officers and employees are expected to fully cooperate with any such investigative efforts and to provide complete, accurate and truthful information, subject to investigatory due process rights afforded under applicable law. The Company will attempt to maintain confidentiality where feasible and where consistent with any investigatory due process rights afforded under applicable law.


16. Internal Controls

Every board director, officer and employee has an obligation to assist the Company in complying with all applicable domestic and international laws and regulations. Technical compliance with generally accepted accounting principles and applicable governmental financial reporting and disclosure rules and regulations is, however, insufficient. Board directors, officers and employees responsible for any aspect of the Company's internal accounting controls and financial and tax reporting systems are further obligated to maintain high ethical standards of integrity and honesty. Board directors, officers and employees responsible for any aspect of the Company's internal accounting controls and financial reporting systems must also work diligently to prepare and review financial statements and reports that are not false or misleading, and that present full, fair, accurate, timely and understandable disclosure in the Company's periodic reports and other public communications. This is particularly important in any matter in which a board director, officer or employee has any personal interest, such as any matter that has a direct or indirect effect on their compensation. Any uncertainty about judgments concerning accounting, auditing, or tax matters should be discussed with a supervisor, manager, Human Resources representative or the Company's Legal Department; when in doubt, ask for guidance.

Any action taken to fraudulently influence, coerce, manipulate, or mislead any internal or external auditor performing an audit of, or audit-related functions concerning the Company's financial statements or financial reports will not be tolerated and is expressly prohibited by law.

Complaints concerning accounting, internal accounting controls, auditing or tax matters, and any concerns regarding questionable accounting, auditing or tax matters require special attention and are to be reported to one of the following:

     -   the Company's Chief Financial Officer;
     -   the Company's Chief Ethics Compliance Officer;
     - the Chairman of the Audit Committee of Diebold, Incorporated's Board of Directors;
     - the ETHICSPOINT website or the ETHICSPOINT hotline call center described above.

17. Non-Retaliation

The Company will not retaliate against any board director, officer or employee who reports a suspected violation of this Policy or who assists in an investigation or proceeding relating to a suspected violation. Any form of retaliation or adverse action against any board director, officer or employee for reporting a suspected violation of this Policy or for participating in complaint investigation efforts will not be tolerated and is expressly prohibited. Any board director, officer or employee who engages in retaliatory conduct in violation of this Policy will be subject to disciplinary action, up to and including immediate termination of employment or service, or such other action as may be appropriate under the circumstances, subject to applicable domestic and international laws, regulations, and collective agreements. Any suspected retaliation, reprisal or intimidation must be reported immediately to the Company's Legal Department.



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18. Effectiveness

The Company operates on a global basis. No provision of this Policy shall have force in any jurisdiction where such provision would contradict or violate any applicable law, regulation or collective agreement affecting the Company's board directors, officers or employees.